For the semi-annual period ended (a) September 30, 2005
File number (c) 811-04710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on August 10,
2005. At such meeting the stockholders elected the entire slate of Class I Directors.


a)	Approval of Directors

					Affirmative		 Shares
					votes cast 		Withheld

		 Olarn Chaipravat		7,556,596.0000		81,285.0000
		 Michael J. Downey		7,562,742.0000		75,139.0000
		 Duncan M. McFarland		7,580,980.0000		56,901.0000



b)	Approval of Investment Management Agreement between the
Fund and Baring Asset Management (Asia) Limited.

		FOR		7,494,454.0000
		AGAINST	   90,111.0000
		ABSTAIN	   53,316.0000